Exhibit 21



    FLEMING COMPANIES, INC. AND CONSOLIDATED SUBSIDIARIES
               SUBSIDIARIES OF THE REGISTRANT



Fleming Companies, Inc. had the following subsidiaries at year-end 1999:


     ABCO Holding, Inc. (incorporated in Delaware),*,#
     ABCO Markets Inc. (incorporated in Arizona),*
     ABCO Realty Corp. (incorporated in Arizona)*
     AG, L.L.C. (incorporated in Oklahoma)*
     American Logistics Group, Inc. (incorporated in Delaware)
     Arizona Price Impact, L.L.C. (incorporated in Oklahoma),# Chouteau Development Company, L.L.C. (incorporated in Oklahoma),# eMar.net, Inc. (incorporated in Delaware)#
     FAVAR CONCEPTS, LTD. (incorporated in Delaware)*
     Fleming Foods Management Co., L.L.C. (incorporated in Oklahoma)* Fleming Foods of Texas, L.P. (incorporated in Oklahoma)*,# Fleming Foreign Sales Corporation (incorporated in Barbados) Fleming International Ltd. (incorporated in Oklahoma)*
     Fleming Supermarkets of Florida, Inc. (incorporated in Florida) Fleming Transportation Service, Inc. (incorporated in Oklahoma) Fleming Wholesale, Inc. (incorporated in Nevada)*
     Gateway Insurance Agency, Inc. (incorporated in Wisconsin)
     LAS, Inc. (incorporated in Oklahoma),*
     Northwest Foods, L.L.C. (incorporated in Oklahoma),*,#
     Piggly Wiggly Company (incorporated in Oklahoma)
     Progressive Realty, Inc. (incorporated in Oklahoma)
     Retail Investments, Inc. (incorporated in Nevada)
     Retail Supermarkets, Inc. (incorporated in Texas)
     RFS Marketing Services, Inc. (incorporated in Oklahoma)
     Richmar Foods, Inc. (incorporated in California)
     SAV-U-FOODS, Inc. (incorporated in Oklahoma),*,#
     Scrivner Transportation, Inc. (incorporated in Oklahoma),* University Foods, Inc. (incorporated in Utah)


     *  Inactive corporation
     #  Not 100% owned by Fleming Companies, Inc. or subsidiary.